Exhibit 99.1

Contact:	Brian J. Begley Vice President, Investor Relations (215) 546-5005 (215) 553-8455 (facsimile)

ATLAS PIPELINE HOLDINGS, L.P.

REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

Philadelphia, PA, March 2, 2009 – Atlas Pipeline Holdings, L.P. (NYSE: AHD) (the “Partnership”), the parent of the general partner of Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL” or “Atlas Pipeline”) and its subsidiaries, today reported its results for the fourth quarter 2008 and full year 2008. The Partnership, which owns the 2% general partner interest, all of the incentive distribution rights, and 5.8 million common limited partnership units of Atlas Pipeline, presents its financial results consolidated with those of Atlas Pipeline.

On a GAAP basis, the Partnership had a net loss of $66.6 million for the fourth quarter 2008 compared with a net loss of $13.9 million for the prior year fourth quarter. The net loss in the current quarter was principally due to a $100.3 million charge for APL’s goodwill and other asset impairment, net of minority interest, partially offset by $22.0 million of APL’s non-cash derivative gains, net of minority interest, resulting from the mark-to-market adjustment of certain derivative positions that it maintains to hedge the variability in expected future cash flows attributable to changes in commodity market prices. The goodwill and other asset impairment charge was the result of APL’s annual impairment test, through which management determined that the estimated fair value of its goodwill was lower than its carry amounts at December 31, 2008. APL management’s estimated fair value of its goodwill was impacted by many factors, including the significant deterioration of commodity prices and global economic conditions during the fourth quarter of 2008. Please see today’s APL’s press release regarding its fourth quarter and full year 2008 earnings for further information regarding its results.

On January 26, 2009, the Partnership declared a quarterly cash distribution for the fourth quarter 2008 of $0.06 per common limited partner unit. This distribution was paid on February 19, 2009 to common unitholders of record as of February 9, 2009.

Interested parties are invited to access the live webcast of an investor call with management regarding Atlas Pipeline’s fourth quarter and full year 2008 results on Monday, March 2, 2009 at 11:00 am EST by going to the home page of Atlas Pipeline’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 1:00 pm EST on Monday, March 2, 2009. To access the replay, dial 1-888-286-8010 and enter conference code 88966328.

Atlas Pipeline Holdings, L.P. is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.8 million common units of Atlas Pipeline Partners.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, southern Kansas, northern and western Texas and the Texas panhandle, the Partnership owns and operates eight active gas processing plants and a treating facility, as well as approximately 9,100 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. In Appalachia, it owns and operates approximately 1,835 miles of natural gas gathering pipelines in western Pennsylvania, western New York, eastern Ohio and northeastern Tennessee. For more information, visit Atlas Pipeline’s website at www.atlaspipelinepartners.com or contact Investor Relations at bbegley@atlaspipelinepartners.com.

Atlas America, Inc. (NASDAQ: ATLS) owns an approximate 64% limited partner interest in Atlas Pipeline Holdings, L.P., an approximate 2% direct limited partner interest in Atlas Pipeline Partners and an approximate 46% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC. For more information, please visit Atlas America’s website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Holdings, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, inability of Atlas Pipeline Partners to successfully integrate the operations at the acquired systems, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Holdings’ reports filed with the SEC, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

ATLAS PIPELINE HOLDINGS, L.P. AND SUBSIDIARIES

Financial Summary

(unaudited; in thousands, except per unit amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
STATEMENTS OF OPERATIONS
Revenue:
Natural gas and liquids	$160,413	$324,259	$1,370,000	$761,118
Transportation, compression, and other fees – affiliates	10,797	8,496	43,293	33,169
Transportation, compression, and other fees – third parties	16,692	15,242	56,416	48,616
Other income (loss), net	191,626	(134,443)	(55,502)	(174,084)

Total revenue and other income (loss), net	379,528	213,554	1,414,207	668,819

Costs and expenses:
Natural gas and liquids	142,581	237,885	1,086,142	587,524
Plant operating	14,417	16,514	60,835	34,667
Transportation and compression	5,005	3,607	17,886	13,484
General and administrative	(10,215)	7,065	2,496	58,622
Compensation reimbursement – affiliates	(2,207)	3,119	1,487	5,939
Depreciation and amortization	23,515	21,601	90,124	50,982
Interest	23,796	23,920	86,705	62,629
Goodwill and other asset impairment	690,546	—	698,508	—
Gain on early extinguishment of debt	(19,867)	—	(19,867)	—
Minority interest	(30,574)	2,564	(22,781)	3,940
Minority interest in Atlas Pipeline Partners, L.P.	(390,832)	(88,839)	(513,675)	(133,321)

Total costs and expenses	446,165	227,436	1,487,860	684,466

Net loss	$(66,637)	$(13,882)	$(73,653)	$(15,647)

Net loss per common limited partner unit:
Basic and Diluted	$(2.41)	$(0.51)	$(2.68)	$(0.66)

Weighted average common limited partner units outstanding:
Basic and Diluted	27,659	27,350	27,511	23,806

	December 31,
Balance Sheet Data (at period end):	2008	2007
Cash and cash equivalents	$7,360	$12,129
Total assets	2,451,321	2,877,514
Total debt	1,539,427	1,254,426
Total partners’ capital (deficit)	(21,251)	94,118